Exhibit 99.1

FAX NEWS RELEASE
For further information:
The Manitowoc Company, Inc.	Timothy M. Wood	Steven C. Khail
P.O. Box 66 • Manitowoc WI 54221-0066	Vice President	Director of Investor Relations
Telephone: 920-684-4410 • Telefax: 920-652-9778	& Chief Financial Officer	& Corporate Communications
Internet: http://www.manitowoc.com	Direct Dial: 920-652-1767	Direct Dial: 920-652-1713
	Email: twood@manitowoc.com	Email: skhail@manitowoc.com

Manitowoc Reports Fourth-Quarter and Full-Year Results

Company generates record cash from operations for full year;
Substantially surpasses net debt reduction target

MANITOWOC, WI – February 4, 2004 – The Manitowoc Company, Inc. (NYSE: MTW) today reported record sales, cash from operations, and net debt reduction for the full year 2003. For the fourth quarter, the company reported net sales of $395.9 million, increasing from $386.0 million during the same period last year. Including special charges, the company reported a net loss of $5.5 million, or $0.21 per diluted share for the quarter, compared with a net loss of $25.1 million, or $0.94 per diluted share, in the year-ago period. Excluding special items totaling $0.32 per share in the fourth quarter of 2003, earnings were $0.11 per diluted share. Cash from operations for the fourth quarter totaled $57.1 million, up 40 percent from the same period last year. A reconciliation of GAAP earnings per share to earnings per share excluding special items is included later in this release.

Fourth-quarter sales increased 3 percent despite continued weak demand for crawler cranes in U.S. markets and the impact of delays affecting the company’s ship-construction business. The special charges primarily relate to the company’s decision to rationalize its aerial work platform (AWP) business, restructuring costs, and costs associated with early debt retirement. These charges were partially offset by gains in curtailment of certain post-retirement benefits.

For the full year, net sales were $1.6 billion, increasing 17 percent from $1.4 billion last year. Including special items, the company reported net earnings of $3.5 million, or $0.13 per diluted share, compared with a loss of $20.5 million, or $0.80 per diluted share, last year. Excluding special items, earnings for 2003 were $20.7 million, or $0.77 per diluted share, modestly above the company’s previous guidance range.

“Thanks to the strength of our diversified business model, we leveraged the strong performance from our Foodservice segment to help offset lower sales and earnings in some of our other businesses,” said Terry D. Growcock, Manitowoc’s chairman and chief executive officer.  “In addition, an unyielding focus on cash generation in all three of our segments enabled us to generate $151 million in cash from operations and reduce our net debt by $126 million ($109 million reduction of debt and $17 million increase in cash) before the effect of currency translation. Both of these measures were substantially ahead of our targets of $100 million and $60 million, respectively.”

Full-year Highlights:

• Record cash from operations of $151 million, far exceeding the company’s goal of $100 million

• Net debt reduction of $126 million, more than doubling the company’s goal of $60 million

• Strong earnings performance in the Foodservice segment

• Growth in international crane sales and market penetration

• Successful development and introduction of more than 40 new crane and foodservice products

• Substantial increase in new ship construction projects for 2004, following the recent award of several commercial contracts

• Significant progress in achieving key strategic objectives

Business Segment Results

Net sales in the Crane segment were $254.7 million for the quarter, increasing 16 percent from $218.7 million in 2002, and operating earnings were $6.0 million compared with $7.8 million one year ago.  At December 31, 2003, total crane backlog was $220.7 million. “While demand for U.S. crawler cranes is not rebounding, we are seeing increased activity internationally, especially in Asia and in certain parts of Europe,” said Growcock.  “Our recent acquisitions of Grove and Potain have positioned us to capitalize on these opportunities and to pursue new markets around the world.  Nearly 70 percent of our 2003 crane sales came from international markets, which is a substantial increase from one year ago. We are also seeing enhanced market penetration from our efforts to consolidate our crane businesses geographically.  In addition, during the fourth quarter we furthered our efforts to divest non-core crane businesses by rationalizing our aerial work platform business to focus on vertical mast products.”

Foodservice posted a 12 percent increase in earnings on a slight decrease in sales ($102.3 million versus $105.0 million) in the fourth quarter.  “The improvement in earnings is consistent with what we’ve seen all year in this segment and is a result of the consolidation and operational improvements put in place over the past three years,” said Growcock.  “During 2003, we introduced 25 new Foodservice products – including the first two models in our new S-series line-up of ice machines. In January 2004, we also announced our intent to build an expanded manufacturing and training facility in China to support the rapid growth we’ve experienced in that region and other parts of the world.”

Fourth-quarter net sales in the Marine segment decreased 38 percent to $38.9 million, from $62.4 million last year, and operating earnings decreased to $0.7 million from $3.9 million last year. This is due primarily to delayed start-ups following customer deferrals of new-construction projects.  “Although new-construction remained slow during the quarter, our Marine group won a majority of the major contracts that it bid on during the year, creating a solid slate of work heading into 2004,” said Growcock. During the quarter, Manitowoc was awarded a contract by Hornbeck Offshore Transportation to build a 110,000-barrel, double-hull tank barge. The contract also provides Hornbeck with options to purchase three additional barges within the next year.

In 2003, the company generated a record $151 million in cash from operations, comprised of cash from earnings from each of its three businesses, working capital reductions, and income tax refunds.  Manitowoc also reduced its net debt by $126 million before the impact of foreign currency. This reduced the company’s net debt-to-capital ratio to 65 percent, significantly down from 68 percent at the end of 2002. Excluding the impact of the stronger Euro, the company’s net debt-to-cap ratio would have dropped to 63 percent.

Strategic Update

“Looking back on 2003, we made significant progress against each of our five strategic objectives that we defined at the beginning of the year,” said Growcock, “and we’ve updated those strategies as we move into 2004.”

• The company greatly improved its crane marketing capabilities through consolidation of its crane businesses, offering all product lines with more efficient facilities in each geography.  Now that the consolidation is essentially complete, Manitowoc will continue its focus on increasing sales and market penetration globally.

• Manitowoc also completed the integration of its internal Crane operations, which generated more than $30 million in synergies in 2003, with improved prospects for 2004.

• The company continues to excel in its core Foodservice operations. New-product introductions in all areas including ice, beverage, and refrigeration, helped Manitowoc continue to gain market share throughout the year. Going forward, Manitowoc will focus on strengthening its business by gaining further market share with the new S-Series ice machines and other new-product introductions and investments.

• Manitowoc has positioned its Marine operations to excel in 2004 by leveraging the strengths and capabilities of its multiple shipyards to serve commercial and government customers.  The company secured a majority of the major contracts that it bid on in 2003, and it will continue to actively pursue commercial opportunities for OPA-90 double-hull vessels as well as appropriate defense, homeland security, and government work.

• Manitowoc strengthened its financial structure by exceeding its goals in cash flow and net-debt reduction. In 2004, the company will continue to emphasize these two key financial measures and will once again target $100 million in cash from operations as an objective for the year.

Earnings Guidance

“While we expect weak demand for U.S. crawler cranes to continue well into 2004, we are beginning to see other signs of an upturn in the economy,” said Growcock.  “Although the landscape remains very competitive, international demand for crawler, tower, and mobile telescopic cranes is improving.  The restaurant and hotel industries are beginning to recover, and the industry is expected to grow approximately 2 percent in 2004.  We also see additional commercial shipbuilding activity, which indicates that the economy is beginning to improve.

“Over the past two and one-half years, we invested in our businesses to position them to take full advantage of a recovery, and as the economy improves we have high expectations,” Growcock continued. “With this in mind, we are targeting consolidated sales growth of 7 to 8 percent in 2004, with earnings per share in the $1.30 to $1.50 range.”

In this release, the company refers to various non-GAAP measures. Earnings and earnings per share excluding special items are non-GAAP financial measures. The company believes these measures are helpful to investors in assessing the company’s ongoing performance of its underlying businesses before the impact of special items and the impact that acquisitions have had on its financial performance. In addition, these non-GAAP measures provide a comparison to analysts’ estimates which do not include special items. Earnings and earnings per share before special items reconcile to earnings presented according to GAAP as follows (in thousands, except per share data):

	2003		2002
	Fourth Quarter	Full Year	Fourth Quarter	Full Year
Net earnings	$(5,499)	$3,549	$(25,101)	$(20,502)
Special items, net of tax:
Restructuring charges	2,716	6,558	4,934	7,430
Loss on sale or closure of discontinued operations	8,208	12,047	25,457	25,457
Early extinguishment of debt	4,237	4,745	—	—
Curtailment gain, prior year impact	(6,863)	(6,863)	—	—
Cumulative effect of accounting change	—	—	—	36,800
Other	228	618	—	—
Net earnings before special items	$3,027	$20,654	$5,290	$49,185
Diluted earnings per share	$(0.21)	$0.13	$(0.94)	$(0.80)
Special items:
Restructuring charges	0.10	0.25	0.18	0.29
Loss on sale or closure of discontinued operations	0.31	0.45	0.95	0.99
Early extinguishment of debt	0.16	0.18	—	—
Curtailment gain, prior year impact	(0.26)	(0.26)	—	—
Cumulative effect of accounting change	—	—	—	1.43
Other	0.01	0.02	—	—
Diluted earnings per share before special items	$0.11	$0.77	$0.20	$1.91

Conference Call

The Manitowoc Company will host a conference call tomorrow, February 5, at 9:00 a.m. Eastern Time. The call will also be broadcast live, via the Internet, at Manitowoc’s Web site: http://www.manitowoc.com.

About The Manitowoc Company

The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the maritime industry.

Forward-looking Statements

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  Potential factors could cause actual results to differ materially from those expressed or implied by such statements. These statements and potential factors include, but are not limited to, those relating to:

• Anticipated changes in revenue, margins, and costs,

• new crane and foodservice product introductions,

• foreign currency fluctuations,

• the risks associated with growth,

• geographic factors and political and economic risks,

• added financial leverage resulting from acquisitions,

• actions of company competitors,

• changes in economic or industry conditions generally or in the markets served by our companies,

• Great Lakes water levels,

• steel industry conditions,

• work stoppages and labor negotiations,

• government approval and funding of projects,

• the ability of our customers to receive financing, and

• the ability to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances, and joint ventures.

Information on the potential factors that could affect the company’s actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Company contact:
Timothy M. Wood
Vice President & Chief Financial Officer
920-652-1767

THE MANITOWOC COMPANY, INC.
Unaudited Consolidated Financial Information

For the Fourth Quarters and Years Ended December 31, 2003 and 2002
(In thousands, except earnings per-share data)

INCOME STATEMENT

	QUARTER ENDED December 31		TWELVE MONTHS ENDED December 31
	2003	2002	2003	2002

Net sales	$395,893	$386,026	$1,593,186	$1,363,403
Cost of sales	318,478	306,504	1,255,957	1,040,846
Gross profit	77,415	79,522	337,229	322,557

Engineering, selling & administrative	63,060	60,754	250,580	194,201
Amortization	765	448	2,919	2,001
Curtailment gain	(12,897)	—	(12,897)	—
Restructuring charges	4,179	7,709	10,089	7,709
Plant consolidation costs	—	—	—	3,900
Operating earnings	22,308	10,611	86,538	114,746
Interest expense	(14,115)	(15,367)	(56,935)	(51,963)
Early extinguishment of debt	(6,518)	—	(7,300)	—
Other income	613	1,533	303	1,943
Earnings from continuing operations before taxes on income	2,288	(3,223)	22,606	64,726
Provision (benefit) for taxes on income	(1,113)	(3,126)	4,069	23,302

Earnings (loss) from continuing operations	3,401	(97)	18,537	41,424
Discontinued operations:
Earnings (loss) from discontinued operations, net of income taxes	(692)	453	(2,941)	331
Loss on sale or closure of discontinued operations, net of income taxes	(8,208)	(25,457)	(12,047)	(25,457)
Cumulative effect of accounting change, net of income taxes	—	—	—	(36,800)
NET EARNINGS (LOSS)	$(5,499)	$(25,101)	$3,549	$(20,502)

BASIC EARNINGS (LOSS) PER SHARE:
Earnings (loss) from continuing operations	$0.13	$—	$0.70	$1.64
Earnings (loss) from discontinued operations, net of income taxes	(0.03)	0.02	(0.11)	0.01
Loss on sale or closure of discontinued operations, net of income taxes	(0.31)	(0.96)	(0.45)	(1.01)
Cumulative effect of accounting change, net of income taxes	—	—	—	(1.46)
BASIC EARNINGS (LOSS) PER SHARE	$(0.21)	$(0.95)	$0.13	$(0.81)

DILUTED EARNINGS (LOSS) PER SHARE:
Earnings (loss) from continuing operations	$0.13	$—	$0.69	$1.61
Earnings (loss) from discontinued operations, net of income taxes	(0.03)	0.02	(0.11)	0.01
Loss on sale or closure of discontinued operations, net of income taxes	(0.31)	(0.95)	(0.45)	(0.99)
Cumulative effect of accounting change, net of income taxes	—	—	—	(1.43)
DILUTED EARNINGS (LOSS) PER SHARE	$(0.21)	$(0.94)	$0.13	$(0.80)

AVERAGE SHARES OUTSTANDING:
Average Shares Outstanding - Basic	26,575	26,538	26,575	25,193
Average Shares Outstanding - Diluted	26,809	26,759	26,703	25,782

SEGMENT SUMMARY
	QUARTER ENDED December 31		TWELVE MONTHS ENDED December 31
	2003	2002	2003	2002
Net sales from continuing operations:
Cranes and related products	$254,665	$218,693	$985,138	$681,040
Foodservice products	102,296	104,973	457,000	462,906
Marine	38,932	62,360	151,048	219,457
Total	$395,893	$386,026	$1,593,186	$1,363,403

Operating earnings (loss) from continuing operations:
Cranes and related products	$5,994	$7,770	$34,212	$62,944
Foodservice products	13,127	11,738	66,897	60,649
Marine	698	3,880	4,750	19,934
General corporate expense	(5,464)	(4,620)	(19,210)	(15,171)
Amortization	(765)	(448)	(2,919)	(2,001)
Curtailment Gain	12,897	—	12,897	—
Restructuring charges	(4,179)	(7,709)	(10,089)	(7,709)
Foodservice plant consolidation	—	—	—	(3,900)
Total	$22,308	$10,611	$86,538	$114,746

THE MANITOWOC COMPANY, INC.

Unaudited Consolidated Financial Information

For the Fourth Quarters and Years Ended December 31, 2003 and 2002

(In thousands)

BALANCE SHEET

	December 31 2003	December 31 2002

ASSETS
Current assets:
Cash & temporary investments	$47,188	$30,406
Accounts receivable	245,010	226,091
Inventories	232,877	255,218
Other current assets	156,698	135,449
Total current assets	681,773	647,164

Intangible assets	530,613	507,637
Other assets	70,337	103,021
Property, plant & equipment - net	334,618	319,301
TOTAL ASSETS	$1,617,341	$1,577,123

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued expenses	$476,611	$386,490
Current portion of long-term debt	3,205	33,328
Short-term borrowings	8,422	9,304
Product warranties	33,823	31,276
Total current liabilities	522,061	460,398

Long-term debt	580,673	623,547
Other non-current liabilities	216,184	198,063
Stockholders’ equity	298,423	295,115
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,617,341	$1,577,123

CASH FLOW SUMMARY

	QUARTER ENDED December 31		TWELVE MONTHS ENDED December 31
	2003	2002	2003	2002
Net earnings (loss)	$(5,499)	$(25,101)	$3,549	$(20,502)
Depreciation	12,108	12,125	45,437	33,077
Amortization	765	448	2,919	2,001
Non-cash adjustments	2,595	19,211	19,478	62,063
Changes in operating assets and liabilities	47,166	34,263	79,480	17,900
Net cash provided by operating activities	57,135	40,946	150,863	94,539
Business acquisitions - net	—	(2,847)	—	976
Capital expenditures	(9,728)	(8,698)	(31,977)	(32,996)
Proceeds from sale of fixed assets	3,729	3,353	14,438	16,699
Proceeds from sale of business - net	—	11,396	2,289	11,108
Payments on long-term borrowings - net	(52,423)	(18,988)	(107,617)	(62,608)
Proceeds (payments) from revolver borrowings - net	—	(21,549)	(2,000)	(10,243)
Dividends paid	(7,447)	(7,432)	(7,447)	(7,432)
Debt issuance costs	(3,621)	(371)	(5,598)	(6,630)
Stock options exercised	23	(563)	118	1,511
Effect of exchange rate changes on cash	1,787	(1,125)	3,712	(250)
Net (decrease) increase in cash & temporary investments	$(10,545)	$(5,878)	$16,781	$4,674